Exhibit (a)(5)(A)

EAGLE SUPPLY GROUP, INC. AND GULFSIDE SUPPLY, INC. AMEND MERGER

AGREEMENT TO EXTEND EXPIRATION DATE FOR TENDER OFFER; MINIMUM

CONDITION AND CERTAIN OTHER CONDITIONS TO OFFER WAIVED

FOR IMMEDIATE RELEASE

TAMPA, FLORIDA AND NEW YORK, NEW YORK – September 10, 2004 – Eagle Supply Group, Inc. (“Eagle”) (NASDAQ SmallCap: EEGL and EEGLW; BSE: EGL and EGLW) and Gulfside Supply, Inc. (“Gulfside”) today announced that they have entered into an amendment and waiver to the agreement and plan of merger (the “Merger Agreement”), dated as of August 5, 2004, relating to the cash tender offer (“Offer”) by Gulfco Acquisition, Inc., a wholly owned subsidiary of Gulfside (“Gulfco”), for all of the outstanding shares of common stock of Eagle at $2.20 net per share, without interest. Pursuant to the amendment, Eagle and Gulfside agreed to extend the expiration date of the Offer until 12:00 midnight, New York City time, on Tuesday, September 21, 2004, unless the Offer is further extended to a later date in accordance with the amended agreement. The Offer was initially set to expire at 12:00 midnight, New York City time, on Monday, September 13, 2004. In connection with the amendment, Gulfside and Gulfco also agreed to waive the Minimum Condition and certain other conditions to their obligation to complete the Offer set forth in the Merger Agreement.

Eagle and Gulfside agreed to amend the agreement as a result of their concerns arising from the severe weather threat to Florida and the southeastern United States posed by Hurricane Ivan, which is currently forecasted to strike Florida early next week. In light of the significant risk to life, limb and property associated with Hurricane Ivan and the potential mandatory evacuation of the Tampa, Florida area where Gulfside’s executive offices are located, management of Eagle and Gulfside were concerned that proceeding with the expiration and closing of the Offer under such conditions would unreasonably and unnecessarily increase the already significant threat to those persons whose involvement is required for the closing of the Offer, and result in undue risk to the orderly and efficient closing of the Offer.

According to SunTrust Bank, which is serving as the Depository in connection with the Offer, as of September 10, 2004, approximately 8,334,857 shares of Eagle common stock, representing approximately 81.2% of the outstanding shares of Eagle common stock, have been validly tendered and not withdrawn pursuant to the Offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities of Eagle. The Offer is being made pursuant to a tender offer statement and related materials. Eagle stockholders are advised to read the tender offer statement regarding the acquisition of Eagle, which was filed by Gulfside and Gulfco with the U.S. Securities and Exchange Commission (“SEC”), and the related solicitation/recommendation statement, which was filed by Eagle with the SEC. The tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before any decision is made with respect to the Offer. These documents and others filed by Gulfside, Gulfco, and Eagle with the SEC are available free of charge at the SEC’s web site at http://www.sec.gov. The tender offer statement and solicitation/recommendation statement may also be obtained free of charge by directing a request by mail to Georgeson Shareholder, 17 State Street, 10th Floor, New York, New York 10004, or by calling toll-free (866) 432-2786.

For more information, please contact the Information Agent for the Offer, Georgeson Shareholder, at (866) 432-2786 or (212) 440-9800.

Note About Forward-Looking Statements

In addition to historical information, this press release contains “forward-looking statements.” These forward-looking statements relate to expectations concerning matters that are not historical fact, and are subject to risks and uncertainties, including, without limitation, the timing and ultimate completion of the announced transaction, general economic conditions and other factors. These forward-looking statements are based largely on our current expectations, assumptions, plans, estimates and judgments, and they involve inherent risks and uncertainties.

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